 EXHIBIT 23.4

CONSENT OF EXPERT

We hereby consent to the use of our technical report entitled “Avino Silver & Gold Mines Ltd., Amended Mineral Resource Estimate Update for the Avino Property, Durango, Mexico Resource with an effective date February 21, 2018, with an amended date December 19, 2018, filed with the SEC on December 26, 2018 on Form 6-K and to the “Avino Mine Mineral Resources Summary as at October 31, 2020” contained in a Form 6-K filed with the SEC on January 13, 2021, both of which report and summary are incorporated by reference to this Registration Statement, and to the reference of us as an expert in the prospectus, which is part of this Registration Statement.

Red Pennant Geoscience Ltd.

/s/ Michael O’ Brien__________

Michael O’ Brien, P. Geo

Dated: January 13, 2021